Exhibit 99.1

                 FACTORY 2-U STORES, INC. ANNOUNCES FISCAL 2003
                        SECOND QUARTER OPERATING RESULTS


         SAN DIEGO, CA, August 13, 2003 - FACTORY 2-U STORES, INC. (Nasdaq:FTUS) today announced operating results for the second quarter ended August 2, 2003.

         Net sales for the second quarter were $123.7 million as compared to $128.1 million for the same period last year, a decrease of 3.5%. Comparable store sales for the second quarter increased 0.1% versus a decrease of 8.7% for the same period last year. Comparable customer transaction counts increased 8.9%, the market basket size increased 12.2% and the average unit retail decreased 21.0% for the second quarter this year. The Company reported a net loss of $5.4 million, or $0.35 per share, compared to a net loss of $5.8 million, or $0.45 per share for the same period last year. Included in last year's results was a pre-tax charge of $2.1 million, or $0.10 per share related to the legal settlement agreement which alleged that the Company violated the California Labor Code and Internal Wage Commission Orders, by classifying store managers and assistant managers as exempt salaried employees and thereby failing to pay them overtime. Excluding this pre-tax charge of $2.1 million, our net loss for the second quarter of last year was $4.6 million, or $0.35 per share.

         Net sales for the six months ended August 2, 2003 were $228.0 million compared to $245.0 million for the same period last year, a decrease of 7.0%. Comparable store sales decreased 3.5% versus a decrease of 10.2% for the same period last year. Comparable customer transaction counts increased 5.9%, the market basket size increased 12.6% and the average unit retail decreased 22.0% for the six-month period this year. The Company reported a net loss of $8.1 million, or $0.54 per share compared to a net loss of $9.0 million, or $0.69 per share for the same period last year, before special items. Excluding the previously announced pre-tax reduction of approximately $1.2 million to valuation reserves established at the end of our fiscal 2002 for slow and aged inventory and certain stock subscriptions notes receivable secured by our common stock and the pre-tax $2.1million legal settlement for the same period last year, our loss would have been $8.9 million, or $0.60 per share, compared a net loss of $7.7 million, or $0.60 per share for the same period last year.

         Bill Fields, Chief Executive Officer said, "Our second quarter results were below the low end of our expectations as a result of lower than expected sales in July, promotional efforts during the quarter and costs associated with the start-up of our new distribution center in San Diego, CA."

         Mr. Fields concluded, "We spent the majority of the first half of this fiscal year focusing on strengthening our price position in the marketplace, increasing transaction counts and improving store operations. We made a significant investment during this period and expect operating results to improve in the second half of this fiscal year. We are optimistic about the "Back to School" season and entered this period in an excellent inventory position. As mentioned in our July sales release, we expect comparable store sales for the third quarter to be in the range of positive 3% to 4%, gross margins to improve and earnings of approximately $0.01 per diluted share."

         The Company will host a real-time web-cast presentation and live conference call to discuss our second quarter operating results and expectations for the third quarter, today at 5:00 P.M. Eastern Standard Time. To participate in the call, dial 1-800-843-7949 five minutes before the call or access the Internet at www.factory2-u.com. All shareholders and other interested parties are encouraged to participate. A replay of the call will remain available for 48 hours by telephone or on the Internet for two weeks. You may also obtain a transcript of the call by contacting Kehoe, White & Co., Inc. at 1-562-437-0655.

         We will provide a mid-month sales update for August on August 18, 2003 at 5:00 P.M. Eastern Standard Time. Those interested can access this update message at 1-888-201-9603. This message will remain available until September 22, 2003. We will release our August sales results on September 3, 2003 after the market closes, or approximately 4:00 P.M. Eastern Standard Time.

         FACTORY 2-U STORES, INC. operates 243 "Factory 2-U" off-price retail stores which sell branded casual apparel for the family, as well as selected domestics and household merchandise at prices which generally are significantly lower than the prices offered by its discount competitors. The Company operates 32 stores in Arizona, 2 stores in Arkansas, 65 stores in southern California, 63 stores in northern California, 1 store in Idaho, 8 stores in Nevada, 9 stores in New Mexico, 1 store in Oklahoma, 14 stores in Oregon, 34 stores in Texas, and 14 stores in Washington.



Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties, and actual results could differ materially from the Company's present expectations. Among the important factors that could cause actual results to differ materially from those indicated in the forward-looking statements are: customer demand and trends in the off-price apparel industry, the effect of economic conditions, the impact of competitive openings and pricing, supply constraints or difficulties, and other risks detailed in the Company's Securities and Exchange Commission filings.


                                 (tables follow)


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

                            FACTORY 2-U STORES, INC.
                            Statements of Operations
                      (in thousands, except per share data)
                                  (Unaudited)


                                           13 Weeks Ended             26 Weeks Ended
                                           --------------             --------------
                                         August 2,    August 3,     August 2,   August 3,
                                           2003         2002          2003        2002
                                         ---------    ---------     ---------   ---------
Net sales                                $ 123,659    $ 128,088     $ 228,006   $ 245,039
Cost of sales                               85,090       87,059       151,802     162,852
                                         ----------   ----------    ----------  ----------
     Gross profit                           38,569       41,029        76,204      82,187

Selling and administrative expenses         46,248       50,181        87,503      95,879
Pre-opening and closing expenses                83          266           221         703
                                         ----------   ----------    ----------  ----------
     Operating loss                         (7,762)      (9,418)      (11,520)    (14,395)

Interest expense, net                          935          310         1,569         568
                                         ----------   ----------    ----------  ----------
     Loss before income taxes               (8,697)      (9,728)      (13,089)    (14,963)

Income tax benefit                          (3,307)      (3,891)      ( 4,978)    ( 5,985)
                                         ----------   ----------    ----------  ----------
     Net loss                            $  (5,390)   $  (5,837)    $ ( 8,111)  $ ( 8,978)
                                         ==========   ==========    ==========  ==========


Loss per share:

     Basic                               $   (0.35)   $   (0.45)    $   (0.54)  $   (0.69)
     Diluted                             $   (0.35)   $   (0.45)    $   (0.54)  $   (0.69)


Weighted average common shares outstanding:

     Basic                                   15,197      12,957        14,909      12,930
     Diluted                                 15,197      12,957        14,909      12,930

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

                            FACTORY 2-U STORES, INC.
                                 BALANCE SHEETS
                                 (in thousands)

                                     (Unaudited)    (Unaudited)
                                      August 2,      August 3,      February 1,
                                         2003           2002           2003
                                     -----------    -----------    -----------
ASSETS

Current assets:

  Cash and cash equivalents           $  6,384       $   7,446     $   3,465
  Merchandise inventory                 65,692          76,824        32,171
  Accounts receivable, net                 350           2,476           884
  Income taxes receivable                  -             5,913         8,200
  Prepaid expenses                       6,862           6,909         5,436
  Deferred income taxes                  9,753           3,553         9,732
                                     -----------    ------------   -----------
     Total current assets               89,041         103,121        59,888

Leasehold improvements and
  equipment, net                        25,388          36,957        28,602
Deferred income taxes                   15,813           7,182        10,750
Other assets                               815             959           963
Goodwill                                26,301          26,301        26,301
                                     -----------    ------------   -----------
     Total assets                    $ 157,358       $ 174,520     $ 126,504
                                     ===========    ============   ===========


LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Current maturities of
    long-term debts                  $  3,030        $   2,001     $   3,000
  Junior secured term loans             7,500              -             -
  Accounts payable                     47,767           52,714        27,961
  Taxes payable                         2,840            3,150         5,840
  Accrued expenses and other
    liabilities                        25,223           32,875        27,831
                                    ------------    ------------   -----------
     Total current liabilities         86,360           90,740        64,632

Revolving credit facility              17,949            5,386         6,300
Long-term debts                         7,023            8,906         6,445
Accrued restructuring charges           1,747            3,578         1,747
Deferred rent                           2,931            3,295         3,061
                                    ------------    ------------   -----------
     Total liabilities                116,010          111,905        82,185

Stockholders' equity                   41,348           62,615        44,319
                                    ------------    ------------   -----------
     Total liabilities and
       stockholders' equity         $ 157,358       $  174,520     $ 126,504
                                    ============    ============   ===========

                                     ******

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